Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2010 Annual Report to Shareholders, which is incorporated by reference in Ecolab Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 2, 2011